Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 78 to the Registration Statement of Deutsche Value Series, Inc. (Form N-1A, No.033-18477) of our report dated January 24, 2018 on the financial statements and financial highlights of Deutsche Mid Cap Value Fund and Deutsche CROCI Equity Dividend Fund (two of the funds constituting the Deutsche Value Series, Inc.), included in the Fund’s Annual Report for the fiscal year ended November 30, 2017.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

February 23, 2018